SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 17, 2003


                            Interferon Sciences, Inc.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)


  New Jersey                0-10379                           22-2313648
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(State or other           (Commission                       (I.R.S. Employer
 jurisdiction of           File Number)                      Identification No.)
 incorporation)



783 Jersey Avenue, New Brunswick, New Jersey                            08901
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(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number, including area code:  (732) 249-3250




                                      N/A
                                      -----------------------------------------
                   (Former name or former address, if changed since last report)









Item 5.  Other Events

         On October 17, 2003, ISI and Amphioxus Cell Technologies, Inc. ("ACT") entered into a letter of intent pursuant to which ISI (or a wholly owned subsidiary of ISI) will acquire ACT. The shareholders of ACT will receive preferred stock (the "ACT Preferred Stock") of ISI, convertible into a number of common shares of ISI equal to 75% of the fully diluted capitalization of ISI. The ACT Preferred Stock will be convertible at the option of the holder at any time, and subject to mandatory conversion if, prior to the date which is two years after the merger, the sum of the proceeds received from (i) the sale of the assets of ISI at the date of merger, and (ii) common equity capital raised at a pre-money valuation in excess of $10 million, exceed $2.5 million.

         Certain debt (the "ACT Debt") aggregating approximately $2.9 million that is currently owed to shareholders of ACT will continue as secured non-interest bearing debt of ISI. The ACT Debt will be non-interest bearing and repayable by ISI on the fourth anniversary of the date of the merger, subject to accelerated payment of 25% of the net after tax profits of ACT over $1 million on a cumulative basis. The ACT Debt shall be fully payable upon a change of control of ISI (excluding the transactions whereby the ACT stockholders convert the ACT Preferred Stock). In addition, the ACT Debt shall also be repaid to the extent of the net proceeds from the sale of any equity securities of ISI exceeding $8 million. In addition, certain additional debt aggregating approximately $200,000 owed to a shareholder of ACT will be repayable on the fifth anniversary of the date of the merger.

         In addition, preferred stock (the "Junior Preferred Stock") held by a shareholder of ACT will continue as non-accruing preferred stock in the face amount of $2 million, senior in right of preference as to dividends and distributions in liquidation to the ACT Preferred Stock and common stock of ISI. The Junior Preferred Stock will be repayable by ISI on the fourth anniversary of the date of the merger, subject to accelerated payment from 25% of the net after tax profits of ISI available after payment of the ACT Debt. The Junior Preferred Stock will also be subject to reset upon the following conditions: the redemption value and liquidation preference of Junior Preferred Stock shall be increased if either the market capitalization of ISI or the amount to be paid by any third party for ISI values the common stock and any other equity securities or debt convertible into equity securities at (i) greater than $25 million, in which case the Junior Preferred Stock shall be increased to $2.75 million, or
(ii) greater than $35 million, in which case the Junior Preferred Stock shall be increased to $3.5 million (each a "Reset Event"). If not sooner redeemed and paid, the Junior Preferred Stock shall be fully redeemed and retired (subject only to the prior payment of the ACT Debt) at any time upon a change of control of the surviving company (excluding the transaction whereby the ACT stockholders convert their ACT Preferred Stock), or to the extent of the net proceeds from the sale of any equity securities of ISI exceeds $10.9 million.

         In addition, on the merger date, three officers of ISI have agreed to grant ISI the option to terminate their employment agreements in exchange for
(i) a one-year consulting agreement at the rate of $4,000 per month, (ii) common stock or options exercisable into approximately 1.25% of ISI and (iii) an amount by which 10% of the proceeds from the sale of certain assets of ISI exceed $200,000.

         In connection with the execution of the Letter of Intent, ISI borrowed $250,000 from Prism Ventures LLP, $150,000 of which was advanced to ACT.

         The Letter of Intent is non-binding and subject to the execution of definitive documents and final due diligence. However, the parties have agreed to use good faith efforts to negotiate such agreements, and consummate the transaction as soon as reasonably practicable.

Item 7.  Financial Statements and Exhibits.

                  (c)  Exhibits.

                              None




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Interferon Sciences, Inc.

Date:  October 17, 2003                    By:  /s/ Lawrence M. Gordon
                                           ---------------------------------
                                                    Lawrence M. Gordon
                                                    Chief Executive Officer